Exhibit 10.5

STANDARD EXCLUSIVE LICENSE AGREEMENT
WITH SUBLICENSING TERMS
TABLE OF CONTENTS
Section 1.	Definitions
Section 2.	Grant
Section 3.	Consideration
Section 4.	Certain Warranties of UFRF
Section 5.	Record keeping
Section 6.	Patent Prosecution
Section 7.	Term and Termination
Section 8.	Assignability
Section 9.	Enforcement
Section 10.	Product Liability; Conduct of Business
Section 11.	Use of Names
Section 12.	Miscellaneous
Section 13.	Notices
Section 14.	Contract Formation and Authority
Section 15.	United States Government Interests
Appendix A	Development Plan
Appendix B	Development Report
Appendix C	Royalty Report
Appendix D	Licensed Patents

This Agreement is made effective the 22nd day of June 2000, (the "Effective Date") by and between the University of Florida Research Foundation, Inc. (hereinafter called "UFRF"), a nonstock, nonprofit Florida corporation, and OraGen, Inc., (hereinafter called "Licensee"), a corporation organized and existing under the laws of Florida;

WHEREAS, UFRF owns certain inventions that are described in the "Licensed Patents" defined below, and UFRF is willing to grant a license to Licensee under any one or all of the Licensed Patents and Licensee desires a license under all of them;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1. Definitions.

1.1.   "Licensed Patents" shall refer to and mean all of the following UFRF intellectual property:

  1.1.1.   the United States Patent Number 5,932,469 entitled "Antimicrobial Polypeptide and Methods of Use" and any and all United States patents and foreign patents issuing from patent applications based in all or in part upon technology disclosed in the '469 patent;

  1.1.2.   all patent applications, both U.S. and foreign, including divisional, continuation and/or continuation-in-part applications, based upon technology disclosed in the '469 patent; and

  1.1.3.   any reissues or re-examinations of patents described in paragraph 1.1.1 or issuing from applications described in paragraph 1.1.2 above.

1.2.   "Licensed Product" and "Licensed Process" shall mean:

1.2.1.   In the case of a Licensed Product, any product or part thereof developed by or on behalf of Licensee which:

1.2.1.1.   is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in any country in which any product is made, used or sold; or

1.2.1.2.   is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in any country in which any such process is used or in which any such product is used or sold.

1.2.2.   In the case of a Licensed Process, any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in any country in which such process is practiced.

1.3.   "Selling Price" shall mean, in the case of Licensed Products and/or Licensed Processes that are sold, the invoice price of the Licensed Products and/or Licensed Processes in an arm's length transaction from or on behalf of Licensee to an unrelated party, less any outbound transportation costs paid or allowed; allowances and credits because of returns, or sales taxes.

1.4.   "Development Plan" shall mean a written report summarizing the development activities that are to be undertaken by the Licensee to bring Licensed Products to the market. The Development Plan is attached as Appendix A.

1.5.   "Development Report" shall mean a written account of Licensee's progress under the Development Plan having at least the information specified on Appendix B to this Agreement.

1.6   "Licensed Field" shall be limited to the field of healthcare and food.

1.7.   "Licensed Territory" shall be worldwide.

1.8.   "Development Costs" shall include direct costs paid by Licensee for development of the Licensed Patents after the date of this Agreement for formulation, packaging and process development, for stability testing, and for studies covering efficacy and safety evaluation, as well as for preparation and pursuit of regulatory approvals.

Section 2. Grant.

2.1.   License.

UFRF hereby grants to Licensee an exclusive license, limited to the Licensed Field and the Licensed Territory, to make, have made, use and sell Licensed Products and/or Licensed Processes under the Licensed Patents. UFRF agrees that it will not grant any other licenses in the Licensed Field with respect to the Licensed Patents, except that UFRF reserves to itself and the University of Florida the right to make, use and sell Licensed Products and/or Licensed Processes under the Licensed Patents solely for research purposes, including research for any sponsors.

2.2.   Sublicense

2.2.1.   Licensee may grant written Sublicenses to third parties. Any agreement granting a Sublicense shall state that the Sublicense is subject to the termination of this Agreement. Licensee shall have the same responsibility for the activities of any Sublicensee as if the activities were directly those of Licensee.

2.2.2.   In respect to Sublicenses granted by Licensee under Section 2.2.1., in lieu of royalties required under Section 3.3, Licensee shall pay to UFRF an amount equal to thirty three and one-third percent (33 1/3%) of all revenues received from Sublicensees, including royalties, upfront fees, and milestone payments. Licensee shall not be obligated to pay to UFRF any share of monies received from Sublicensees that are dedicated solely for Development Costs incurred after the Sublicensee payment.

2.2.3.   Licensee shall not receive from Sublicensees anything of value in lieu of cash payments in consideration for any Sublicense under this Agreement without the express prior written permission of UFRF. Licensee shall provide UFRF with a copy of each sublicense agreement within thirty (30) days of the execution of the sublicense agreement.

2.3.   License to UFRF.

To the extent permitted by applicable law, Licensee hereby grants and shall require its Sublicensee(s) to grant UFRF an option to obtain a nonexclusive, royalty-free, irrevocable, paid-up license, with the right to grant sublicenses, for research purposes only, under any and all inventions hereafter made or acquired by Licensee (or its Sublicensee(s)) to the extent any such inventions are Improvements. "Improvements" shall mean any modification of an invention described in Licensed Patents which, if unlicensed, would infringe one or more claims of the Licensed Patents. Licensee shall provide UFRF with a written, enabling disclosure of each such invention (such as a U.S. patent application), unambiguously identifying it as an invention governed by this paragraph, within six (6) months of filing a patent application thereon. If UFRF does not exercise its option to receive a license hereunder within sixty days of the date of the disclosure, its option under this paragraph shall be deemed terminated, but only with respect to the invention so disclosed.

Section 3. Consideration.

3.1.   Development.

Licensee agrees to and warrants that: it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents; it will establish and actively and diligently pursue the Development Plan (see Appendix A) to the end that the inventions of the Licensed Patents will be utilized to provide Licensed Products and/or Licensed Processes for sale within the Licensed Field; and within one month following the end of each half year ending on December 31 and June 30 and until the date of first commercial sale of Licensed Products, it will supply UFRF with a written Development Report (see Appendix B). All development activities and strategies and all aspects of product design and decisions to market, publicize or otherwise commercialize are entirely at the discretion of Licensee, and Licensee shall rely entirely on its own expertise with respect thereto. UFRF's review of Licensee's Development Plan is solely to verify the existence of Licensee's commitment to development activity and to ensure compliance with Licensee's obligations to commercialize the inventions of the Licensed Patents, as set forth above.

3.2.   Additional Consideration.

Licensee shall maintain UFRF's equity position in Licensee at its present percentage of ownership until the funding milestone specified in Section 7.4 is met. If Licensee issues any equity or debt securities that would otherwise dilute UFRF's percentage of ownership of Licensee, then Licensee shall issue additional shares to UFRF sufficient to maintain UFRF's current percentage ownership of Licensee until the said milestone is met. The funding requirement specified in Section 7.4 shall not dilute UFRF's equity position.

3.3.   Royal

Licensee agrees to pay to UFRF as earned royalties a royalty calculated as a percentage of the Selling Price in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the date the Licensed Product and/or Licensed Process is actually sold and paid for. The royalty shall remain fixed while this Agreement is effect at a rate of five percent (5%) of the Selling Price.

3.4.   Other Payments.

3.4.1.   Licensee agrees to pay UFRF Minimum Royalty payments of fifty thousand dollars ($50,000) in calendar year 2005 and every year thereafter for the life of this Agreement.

3.4.2.   The Minimum Royalty shall be paid in advance on a quarterly basis for each year in which this Agreement is in effect. The Minimum Royalty for a given year shall be due in advance and shall be paid in quarterly installments on March 31, June 30, September 30, and December 31 for the following quarter. Any Minimum Royalty paid in a calendar year will be credited against the earned royalties for that calendar year. It is understood that the Minimum Royalties will be applied to earned royalties on a calendar year basis, and that sales of Licensed Products and/or Licensed Processes requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual Minimum Royalty due UFRF for other than the same calendar year in which the royalties were earned.

3.5.   Accounting Payments.

3.5.1.   Amounts owing to UFRF under Sections 2.2 and 3.3 shall be paid on a quarterly basis after the amount of Minimum Royalties paid is exceeded, with such amounts due and received by UFRF on or before the thirtieth day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any amounts which remain unpaid more than thirty (30) days after they are due to UFRF shall accrue interest until paid at the rate of the lesser of one and one-half percent (1.5%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

3.5.2.   Except as otherwise directed, all amounts owing to UFRF under this Agreement shall be paid in U.S. dollars to UFRF at the address provided in Section 13.1. All royalties owing with respect to Selling Prices stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment.

3.5.3.   A full accounting showing how any amounts payable to UFRF under Sections 2.2 and 3.3 have been calculated shall be submitted to UFRF on the date of each such payment. Such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized on the form shown in Appendix C of this Agreement. In the event no payment is owed to UFRF because the amount of Minimum Royalties paid has not been exceeded or otherwise, an accounting demonstrating that fact shall be supplied to UFRF.

Section 4. Certain Warranties of UFRF.

4.1.   UFRF warrants that, except as otherwise provided under Section 15 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:

4.1.1.   a warranty or representation by UFRF as to the validity or scope of any right included in the Licensed Patents;

4.1.2.   a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

4.1.3.   an obligation to bring or prosecute actions or suits against third parties for infringement of Licensed Patents;

4.1.4.   an obligation to furnish any know-how not provided in Licensed Patents or any services other than those specified in this Agreement; or

4.1.5.   a warranty or representation by UFRF that it will not grant licenses to others to make, use or sell products not covered by the claims of the Licensed Patents which may be similar and/or compete with products made or sold by Licensee or its Sublicensee(s).

4.2.   UFRF MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S) OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCT INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

Section 5. Record keeping.

5.1.   Licensee and its Sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee's and its Sublicensee(s)'s accounting referred to above, including without limitation inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Licensed Products and/or Licensed Processes. Such books and records shall be preserved for a period not less than six years after they are created, both during and after the term of this Agreement.

5.2.   Licensee and its Sublicensee(s) shall take all steps necessary so that UFRF may, within thirty (30) days of its request, review and copy all of the books and records at a single U.S. location to verify the accuracy of Licensee's and its Sublicensee(s)'s accounting. Such review may be performed by any authorized employee of UFRF as well as by any attorney or registered CPA designated by UFRF, upon reasonable notice and during regular business hours. Such review may be performed once per calendar year. In the event UFRF wishes to conduct additional reviews, it must obtain prior written approval from Licensee.

5.3.   If a royalty payment deficiency is determined, Licensee and its Sublicensee(s) shall pay the royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 3.5.1. If a royalty payment deficiency is disputed, the parties agree to negotiate in good faith to resolve the dispute. During such negotiations, the disputed amount plus an interest shall remain in Licensee's or Sublicensee's possession.

5.4.   If a royalty payment deficiency for a calendar year exceeds five percent (5%) of the royalties paid for that year, then Licensee and its Sublicensee(s) shall be responsible for paying UFRF's out-of-pocket expenses incurred with respect to such review.

Section 6. Patent Prosecution

6.1.   UFRF shall (i) diligently prosecute and maintain the Licensed Patents using counsel of its choice; (ii) provide Licensee with copies of relevant correspondence and other documentation relating to patent prosecution and/or maintenance so that Licensee may be informed and apprised of the continuing prosecution and/or maintenance of Licensed Patents; and (iii) use best efforts to obtain the broadest patent coverage possible. Licensee agrees to keep all such information confidential

6.2.   Should UFRF choose not to file U.S. or foreign patent applications within the time permitted by statutes, treaties and conventions, then UFRF shall notify Licensee of its decision, and provide reasonable opportunity for Licensee to file such patent applications. If Licensee decides to file any such applications, such applications or issued patents shall no longer be deemed to be included under the Licensed Patents, and neither UFRF nor the University of Florida shall have any rights to such patent applications or issued patents.

6.3.   If UFRF decides to abandon prosecution of any patent application, or the maintenance of any patent, UFRF shall notify Licensee of its decision, and provide Licensee reasonable opportunity to continue its prosecution and/or maintenance. If Licensee decides to prosecute in a situation where UFRF did not deem prosecution worthwhile, then UFRF shall immediately execute all necessary documents for transferring control over such patent applications or patents to Licensee, following notification of Licensee's intent to continue their prosecution and maintenance. If Licensee decides to confirm prosecution of any such patent application, such patent application or issued patent shall no longer be deemed to be included in the Licensed Patents, and neither UFRF nor the University of Florida shall have any rights to these patent applications or issued patents.

6.4.   Licensee shall be responsible for and pay all future costs and expenses incurred by UFRF for the preparation, filing, prosecution, issuance, and maintenance of the Licensed Patents within thirty (30) days of receipt of an invoice from UFRF. It shall be the responsibility of Licensee to keep UFRF fully apprised of the "small entity" status of Licensee with respect to the U.S. patent laws and with respect to the patent laws of any other countries, if applicable, and to, inform UFRF of any changes in such status, within thirty days of any such change.

Section 7. Term and Termination.

7.1.   The term of this license shall begin on the Effective Date of this Agreement and continue until the earlier of the date that no Licensed Patent remains an enforceable patent or the payment of earned royalties under Section 3.3, once begun, ceases for more than three (3) calendar quarters.

7.2.   Licensee may terminate this Agreement at any time by giving at least ninety (90) days written and unambiguous notice of such termination to UFRF. Such notice shall be accompanied by a statement of the reasons for termination.

7.3   UFRF may terminate this Agreement by giving Licensee at least ninety (90) days written notice if Licensee fails to meet any of the milestones specified in Appendix A and has failed to cure the default in performance by satisfying the milestone deadline within ninety (90) days after receipt of notice from UFRF.

7.4   Notwithstanding Section 7.3, UFRF may terminate this Agreement immediately in the event Licensee fails to obtain an infusion of capital in a minimum amount of $150,000 within twelve months of the execution of this Agreement. Capital may be secured by means of equity, debt, grant or payments under corporate partnership agreements.

7.5.   If Licensee at any time defaults in the timely payment of any monies due to UFRF or the timely submission to UFRF of any Development Report, falls to actively pursue the Development Plan, or commits any breach of any other covenant herein contained, and Licensee fails to remedy any such breach or default within ninety (90) days after written notice thereof by UFRF, UFRF may, at its option, terminate this Agreement.

7.6.   UFRF may terminate this Agreement upon the occurrence of the third separate default by Licensee within any consecutive three-year period for failure to pay royalties when due.

7.7.   Upon the termination of this Agreement, Licensee shall remain obligated to provide an accounting for and to pay royalties earned up to the date of the termination.

Section 8. Assignability.

This Agreement may not be transferred or assigned by Licensee except with the prior written consent of UFRF.

Section 9. Enforcement.

UFRF intends to protect Licensed Patents against infringers or otherwise act to eliminate infringement when, in UFRF's sole judgment, such action may be reasonably necessary, proper, and justified. In the event that Licensee believes there is infringement of any Licensed Patent under this Agreement, Licensee shall provide UFRF with notification and reasonable evidence of such infringement. Upon receiving notification of infringement from Licensee, UFRF shall have the first right to sue infringers. If action is not taken within 100 days of receiving notice, Licensee shall have the right to sue in its own name and at its own expense. UFRF agrees to join such a suit if such joinder is necessary for Licensee to maintain standing.

Section 10. Product Liability; Conduct of Business.

10.1.   Licensee and its Sublicensee(s) shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold UFRF, the University of Florida, and the inventors of the Licensed Patents harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Licensed Products arising from any right or obligation of Licensee or any Sublicensee hereunder. Notwithstanding the above, UFRF at all times reserves the right to retain counsel of its own to defend UFRF's, the University of Florida's, and the inventor's interests.

10.2.   Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in marketing the products subject to this Agreement and that such insurance coverage lists UFRF, the University of Florida, and the inventors of the Licensed Patents as additional insureds. Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to UFRF, that the coverage is being maintained with UFRF, the University of Florida, and its inventors listed as additional insureds. In addition, Licensee shall provide UFRF with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.

Section 11. Use of Names.

Licensee and its Sublicensee(s) shall not use UFRF's name, the name of any inventor of Licensed Patents governed by this Agreement, or the name of the University of Florida in any sales promotion, advertising, or any other form of publicity without the prior written approval of UFRF.

Section 12. Miscellaneous.

12.1.   This Agreement shall be construed in accordance with the internal laws of the State of Florida. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations. The parties hereto are independent contractors and not joint venturers or partners.

12.2.   Licensee shall insure that it and its Sublicensee(s) apply patent markings that meet all requirements of U.S. law, 35 U.S.C. '287, with respect to all Licensed Products subject to this Agreement.

12.3.   This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 12, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

12.4.   In the event Licensee contests the validity of any Licensed Patent, Licensee shall continue to pay royalties with respect to that patent as if such contest were not underway until the-patent is adjudicated invalid or unenforceable by a court of last resort.

12.5.   Licensee shall not encumber or otherwise grant a security interest in any of the rights granted hereunder to any third party.

12.6.   Neither party shall be liable for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such party, which causes such party to be unable to perform its obligations under this Agreement. In the event of the occurrence of such a force majeure event, the party unable to perform shall promptly notify the other party. It shall further use its best efforts to resume performance as quickly as possible and shall suspend performance only for such period of time as is necessary.

Section 13. Notices.

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

13.1.  University of Florida Research Foundation, Inc.
          Attn: President
          223 Grinter Hall
          Gainesville, FL 32611

  with a copy to:

          Office of Technology Licensing
          Attn: Director
          223 Grinter Hall
          Gainesville, Florida 32611

13.2.  Oragen,Inc.
          President
          6424 SW 26th Place
          Gainesville FL 32608

Section 14. Contract Formation and Authority

14.1.   No agreement between the parties shall exist unless the duly authorized representative of Licensee and the Director of the Office of Technology Licensing of UFRF have signed this document within thirty (30) days of the Effective Date written on the first page of this Agreement.

14.2.   UFRF and Licensee hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the party for whom they have signed.

Section 15. United States Government Interests.

It is understood that the United States Government (through any of its agencies or otherwise) has funded research, Grant No. RO1 DE04529, during the course of or under which any of the inventions of the Licensed Patents were conceived or made. The United States Government is entitled, as a right, under the provisions of 35 U.S.C. '202-21.2 and applicable regulations of Title 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of such Licensed Patents for governmental purposes. Any license granted to Licensee in this Agreement shall be subject to such right.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

UNIVERSITY OF FLORIDA RRESEARCH FOUNDATION, INC.
/s/ T. Walsh		Date: June 22, 2000
Thomas E. Walsh, Ph.D. Director, Office of Technology Licensing

OraGen, Inc.

By:	/s/ J.D. Hillman	Date: June 21, 2000
Name and Office:	J.D. Hillman, President

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Reviewed by UFRF's Attorney:	Reviewed by Licensee's Attorney
/s/ Leslie H. Knight	/s/ illegible
Leslie H. Knight	Illegible

(Neither attorney shall be deemed a signatory to this Agreement.)

UFRF Ref:   UF# 1712

APPENDIX A
DEVELOPMENT PLAN MILESTONES
Activity	Completion Date
Obtain a five-fold increase in yield of mutacin 1140 from culture	July 1, 2001
Complete pre-clinical studies, including animal toxicity and efficacy	July 1, 2002
Submit IND to the FDA	February 1, 2003
Complete Phase 1 clinical studies	February 1, 2004
Complete Phase 2 and 3 clinical studies	July 1, 2005
Submit NDA (as new antibiotic with specific claims)	November 1, 2005
Receive FDA approval to market	May 1, 2007
First commercial sale	November 1, 2007

APPENDIX A
DEVELOPMENT PLAN

A development plan of the scope outlined below shall be submitted to UFRF by Licensee prior to the execution of this agreement. In general, the plan should provide UFRF with a summary overview of the activities that Licensee believes are necessary to bring products to the marketplace.

I.   Development Program

A.   Development activities to be undertaken

(Please break activities into subunits with the date of completion of major milestones)

    1.

    2.

    3.

    4.

B.   Estimated total development time

II.   Governmental Approval

A.   Types of submissions required

B.   Government agency, e.g., FDA, EPA, etc.

III.   Proposed Market Approach

IV.   Competitive Information

A.   Potential competitors

B.   Potential competitive devices/compositions

C.   Known competitor's plans, developments, technical achievements

D.   Anticipated date of product launch

Total Length: approximately 2-3 pages

APPENDIX B
DEVELOPMENT REPORT

When appropriate, indicate estimated start date and finish date for activities.

A.   Date Development Plan Initiated and Time Period Covered by this Report.

B.   Development Report (4-8 paragraphs).

1.   Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

2.   Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C.   Future Development Activities (4-8 paragraphs).

1.   Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

2.   Estimated total development time remaining before a product will be commercialized.

D.   Changes to Initial Development Plan (2-4 paragraphs).

1.   Reasons for change.

2.   Variables that may cause additional changes.

E.   Items to be Provided if Applicable:

1.   Information relating to Licensed Products that has become publicly available, e.g., published articles, competing products, patents, etc.

2.   Development work being performed by third parties, other than Licensee, to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

3.   Update of competitive information trends in industry, government compliance (if applicable) and market plan.

4.   Information and copies of relevant materials evidencing the status of any patent applications or other protection relating to Licensed Products or the Licensed Patents.

PLEASE SEND DEVELOPMENT REPORTS TO:

University of Florida Research Foundation, Inc.
Attn: Ronald M. Kudla, Director
1938 W. University Avenue
Gainesville, Florida 32603

APPENDIX C
UFRF ROYALTY REPORT
Licensee:	________________________	Agreement No.:	_________________________
Inventor:	________________________	P#: P	_________________________
Period Covered:	From: ___/___/200__	Through:	___/___/200__
Prepared By:	________________________	Date:	_________________________
Approved By:	________________________	Date:	_________________________

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.
Report Type:	[]	Single Product Line Report:		____________________________
	[]	Multiproduct Summary Report.		Page 1 of ___ Pages
	[]	Product Line Detail.	Line: ____	Trade name: _________	Page: ___
Report Currency:	[]	U.S. Dollars __________	[]	Other ___________________

Country	Gross Sales	Less: Allowances	Net Sales	Royalty Rate	Period Royalty Amount
					This Year	Last Year
U.S.A.
Canada
Europe:

Japan
Other:

TOTAL:

Total Royalty: _________   Conversion Rate: _______   Royalty in U.S. Dollars: $ ________

The following royalty forecast is non-binding and for UFRF's internal planning purposes only:
Royalty Forecast Under This Agreement:	Next Quarter: _______	Q2: _____	Q3: _____	Q4: _____